UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
 Date of report (Date of earliest event reported):  March 21, 2021
 ZOVIO INC
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1811 E. Northrop Blvd, Chandler, AZ 85286
(Address of principal executive offices, including zip code)

 (858) 668-2586
(Registrant’s telephone number, including area code)
 None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)::
 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ZVO	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.           ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Mutual Separation of the Company and its Chief Executive Officer; Resignation of Director
On March 21, 2021, Zovio Inc (the “Company” or “Zovio”) and Mr. Andrew S. Clark entered into a Separation Agreement and Release (the “Separation Agreement”) pursuant to which, among other things, the Company and Mr. Clark mutually agreed that Mr. Clark would separate from service with the Company, resigning as Chief Executive Officer (“CEO”) and all other offices of the Company, effective as of March 31, 2021. The Company has commenced a search for a new CEO to lead its continuing transition in becoming an education technology services company. In the interim, Zovio will be led by an office of the CEO comprised of Zovio’s Board of Directors Chair George Pernsteiner, Zovio’s Executive Vice President and Chief Operating Officer Christopher Spohn, and Zovio’s Executive Vice President and General Counsel Diane Thompson. Under the guidance of the Board of Directors, the Office of the CEO will advance Zovio’s strategic plan and ensure continued operations and provision of quality services.
Mr. Clark’s separation from service with the Company was not considered a termination for “Cause” as that term is defined in his employment agreement with the Company, which was included as Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2021 (the “Employment Agreement”). Mr. Clark’s separation was not made in connection with a disagreement between Mr. Clark and the Company on any matter relating to the Company’s operations, policies or practices.
Pursuant to the terms of the Employment Agreement, upon the termination of his employment for any reason, Mr. Clark is deemed to have immediately resigned from his position as a director on the Company’s board of directors (the “Board”). Mr. Clark resigned as a member of the Board effective as of March 22, 2021.
Mr. Clark is eligible to receive certain severance payments and benefits as described in his Employment Agreement, contingent upon his release of claims against the Company. In addition, the Separation Agreement provides that, in consideration of, among other things, Mr. Clark’s entry into certain restrictive covenants regarding non-competition and non-solicitation and agreement to provide support and cooperation with certain matters, Mr. Clark will vest in certain equity awards based on the effective date of his separation and receive an extension of the exercise period of his option awards from one year to three years and reimbursement of certain expenses in connection with the Separation Agreement. The description of these benefits is qualified in its entirety by the Separation Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.
Item 8.01 Other Events.
On March 22, 2021, the Company issued a press release announcing the mutual separation of the Company and Mr. Clark in his capacity as CEO of the Company, Mr. Clark’s resignation from the Board, and the establishment of the Office of the CEO. Such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement and Release, by and between Zovio Inc and Andrew S. Clark, dated March 21, 2021
99.1	Press Release dated March 22, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOVIO INC

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Date: March 22, 2021		Title: Executive Vice President, Secretary and General Counsel